UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2015

Proteon Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36694	20-4580525
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200 West Street Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 890-0102

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment

Throughout this Current Report on Form 8-K, the terms “we,” “us,” “our”, “Company” and “Proteon” refer to Proteon Therapeutics, Inc.

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 2, 2015, Proteon announced the appointment of Scott Toner as Senior Vice President of Marketing, effective June 1, 2015. A copy of the press release announcing Mr. Toner’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Prior to joining Proteon, from 2014 to 2015, Mr. Toner, age 60, served as the VP Marketing and Sales of OPKO Health’s Renal Division. From 2012 to 2014, he served as a consultant to companies in the biotechnology industry and from 2011 to 2012 served as Senior Director, Marketing of Reata Pharmaceuticals. Prior to that, from 2007 to 2010, Mr. Toner served as Executive Director of Marketing with AMAG Pharmaceuticals. From 1985 to 2007, Mr. Toner held various roles within the domestic and international divisions of Abbott Laboratories, concentrating primarily on the nephrology and critical care therapeutic spaces. Mr. Toner serves as a member of the Board of the American Association of Kidney Disease Patients (AAKP).

There are no agreements or understandings between Mr. Toner and any other person pursuant to which he was appointed as an executive officer of the Company, there are no family relationships between Mr. Toner and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On April 19, 2015, the Company entered into a letter agreement with Mr. Toner outlining the terms of his employment (the “Employment Agreement”). In accordance with the terms of the Employment Agreement, Mr. Toner became our Senior Vice President of Marketing effective as of June 1, 2015. Under the Employment Agreement, Mr. Toner’s base salary will be equal to $245,000 per year, subject to increases by the Compensation Committee of the Company’s Board of Directors (the “Board”) (the “Committee”) at any time in its sole discretion. Mr. Toner is also eligible to receive an annual discretionary bonus, not to exceed 30% of his base salary, if certain performance goals are met in the discretion of the Committee. In addition, Mr. Toner will receive a signing bonus of $5,000 in the Company’s next payroll period.

On June 2, 2015, the Board granted Mr. Toner options to purchase 50,000 shares of the Company’s common stock (the “Option Grant”) subject to the terms and conditions of the Company’s stock plans. The Option Grant will vest as to 12,500 options on the first anniversary of his hire date, and the remaining 37,500 options will vest in twelve equal quarterly installments from September 30, 2016 through June 30, 2019, conditioned upon Mr. Toner’s continued employment.

Under the Employment Agreement, Mr. Toner will be entitled to cash severance payments if the Company terminates his employment without Cause (as defined in the Employment Agreement) or if Mr. Toner resigns his employment by reason of Constructive Termination (as defined in the Employment Agreement).

In connection with the execution of the Employment Agreement, Mr. Toner agreed to maintain Company confidential information and trade secrets and also to adhere to certain covenants of non-competition.

The foregoing summary description of the Employment Agreement with Mr. Toner does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 2, 2015, issued by Proteon Therapeutics, Inc.

99.2	Employment Agreement, dated April 19, 2015, by and between Proteon Therapeutics, Inc. and Scott Toner

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2015	PROTEON THERAPEUTICS, INC.
(Registrant)

	By:	/s/ Timothy P. Noyes
Name: Timothy P. Noyes
Title: President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated June 2, 2015, issued by Proteon Therapeutics, Inc.

99.2	Employment Agreement, dated April 19, 2015, by and between Proteon Therapeutics, Inc. and Scott Toner